Exhibit 5.1

September 5, 2025

Board of Directors

Solid Power, Inc.

486 S. Pierce Avenue, Suite E

Louisville, Colorado 80027

Re:	Solid Power, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Solid Power, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to $150,000,000 (the “Maximum Amount”) of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), from time to time and at various prices pursuant to the terms of the Equity Distribution Agreement, dated September 5, 2025 (the “Agreement”), between the Company and Oppenheimer & Co. Inc. (the “Agent”). The Shares are being offered pursuant to a prospectus supplement dated September 5, 2025 to the accompanying base prospectus dated September 5, 2025 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming that the proceeds from such issuance of Shares do not exceed the Maximum Amount, following (i) execution and delivery by the Company and the Agent of the Agreement, (ii) authorization by the Company’s Board of Directors or a duly authorized committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Directors and a duly authorized committee thereof and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Agreement, (iii) authorization, by the Company’s Board of Directors or duly authorized committee thereof or by a person or body pursuant to an authorization granted in accordance with Section 152 of the DGCL by the Company’s Board of Directors or duly authorized committee thereof to approve issuances of Shares under the Agreement, of the terms of each issuance of Shares consistent with the foregoing and pursuant to which the Shares may be sold pursuant to the Agreement (each, a “Placement Notice”), (iv) issuance of the Shares pursuant to the terms of the Agreement and such Placement Notice, and (v) receipt by the Company of the proceeds for the Shares sold pursuant to the terms of the Agreement and such Placement Notice, the Shares will be validly issued, fully paid, and nonassessable.

Board of Directors

Solid Power, Inc.

September 5, 2025

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC

2